Exhibit g.1.d

JOINDER AGREEMENT AND AMENDMENT

TO

CUSTODY AGREEMENT

This Joinder Agreement and Amendment (“Amendment”) dated September 5, 2017 and effective the 11th day of September 2017 is by and between Virtus Alternative Solutions Trust, Virtus Equity Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Asset Trust and Virtus Variable Insurance Trust, (each, the “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Virtus Alternative Solutions Trust entered into a Custody Agreement dated as of March 21, 2014, as amended (the “Agreement”) relating to BNY Mellon’s provision of custody services.

B.	Each Fund and BNY Mellon desire that each Fund be a party to the Agreement and receive the custody services set forth in the Agreement and desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	By executing this Agreement, each Fund and BNY Mellon agrees to become a party to, and be bound by, and to comply with the terms of the Agreement in the same manner as if each of the undersigned were an original signatory to the Agreement. For the avoidance of doubt, each investment company listed at Schedule I shall be considered to have a separate agreement with BNY Mellon and hereby appoints BNY Mellon to provide custody services in accordance with the terms set forth in the Agreement. BNY Mellon accepts such appointment and agrees to furnish such services.

2.	Section 1 of the Agreement is hereby amended and supplemented by adding the following Definitions:

“Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control) that are applicable to the Fund.”

3.	Section 8 of the Agreement is hereby amended and supplemented by adding the following:

8.8       Sanctions.

(a)       Throughout the term of this Agreement, the Fund shall maintain, and comply with, compliance policies and procedures that are reasonably designed to ensure the Fund’s compliance with applicable Sanctions.

(b)       To the extent available to the Fund, the Fund will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 8.8, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 8.8. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Fund as soon as reasonably practicable.

4.	Section 10.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“10.2    Termination.

a. This Agreement shall continue through October 9, 2022 (the “Initial Term”).

b. Upon the expiration of the Initial Term, this Agreement shall continue automatically until terminated in accordance with this Section 10.2; provided however, that this Agreement may be terminated at the end of its Initial Term or any subsequent date by Custodian upon 90 days’ prior written notice to the other parties, and by the Fund upon 60 days’ prior written notice to Custodian.

c. In the event of termination, all reasonable actual expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to Custodian prior to any such conversion.

d. If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term. In all cases, termination by the Non- Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For the avoidance of doubt, a material failure by the Custodian to perform its duties and obligations hereunder in accordance with the Service Level Agreement between the parties shall constitute a material failure to perform its duties and obligations hereunder by the Custodian.

e. Notwithstanding anything contained in this Agreement to the contrary, if the Fund gives notice to Custodian terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement Custodian shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that Custodian does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund. If any of the Fund’s assets serviced by Custodian under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund), this Agreement will remain in full force and effect with respect to all non-Removed Assets.

f. In the event this Agreement is terminated (pending appointment of a successor to Custodian or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property). Custodian shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver them to a bank or trust company of Custodian’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. Custodian shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to Custodian of all of its fees, compensation, costs, expenses and other amounts owing to it hereunder. Custodian shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for such payment of its fees, compensation, costs, expenses and other amounts owing to it.”

5.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 4 above).

6.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VIRTUS ALTERNATIVE SOLUTIONS TRUST
VIRTUS EQUITY TRUST
VIRTUS OPPORTUNITIES TRUST
VIRTUS RETIREMENT TRUST
VIRTUS ASSET TRUST
VIRTUS VARIABLE INSURANCE TRUST

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	Vice President and Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Armando Fernandez
Name:	Armando Fernandez
Title:	Vice President

SCHEDULE I

THIS SCHEDULE I, amended and restated as of ________, 2017, is the Schedule I to that certain Custody Agreement dated as of March 21, 2014, as amended, between each investment company on Schedule I and The Bank of New York Mellon.

List of Funds and Portfolios123

VIRTUS ALTERNATIVE SOLUTIONS TRUST

Virtus Aviva Multi-Strategy Target Return Fund

Virtus Duff & Phelps Select MLP and Energy Fund

Virtus Newfleet Credit Opportunities Fund

VIRTUS EQUITY TRUST

Virtus Contrarian Value Fund1

Virtus KAR Capital Growth Fund1

Virtus KAR Global Quality Dividend Fund1

Virtus KAR Mid-Cap Core Fund1

Virtus KAR Mid-Cap Growth Fund1

Virtus KAR Small-Cap Core Fund1

Virtus KAR Small-Cap Growth Fund1

Virtus KAR Small-Cap Value Fund1

Virtus Rampart Enhanced Core Equity Fund2

Virtus Strategic Allocation Fund1

Virtus Tactical Allocation Fund1

VIRTUS OPPORTUNITIES TRUST

Virtus Alternatives Diversifier Fund1

Virtus Duff & Phelps Global Infrastructure Fund1

Virtus Duff & Phelps Global Real Estate Securities Fund1

Virtus Duff & Phelps International Equity Fund1

Virtus Duff & Phelps International Real Estate Securities Fund1

Virtus Duff & Phelps Real Estate Securities Fund1

Virtus Equity Trend Fund1

Virtus Global Equity Trend Fund1

Virtus Herzfeld Fund1

Virtus Horizon International Wealth Masters Fund1

Virtus Horizon Wealth Masters Fund1

Virtus KAR Emerging Markets Small-Cap Fund1

Virtus KAR International Small-Cap Fund1

Virtus Multi-Asset Trend Fund1

Virtus Newfleet Multi-Sector Intermediate Bond Fund2

Virtus Newfleet Multi-Sector Short Term Bond Fund2

1 As of conversion September 11, 2017

2 As of conversion September 25, 2017

3 As of conversion October 9, 2017

Virtus Newfleet Bond Fund2

Virtus Newfleet CA Tax-Exempt Bond Fund2

Virtus Newfleet High Yield Fund2

Virtus Newfleet Low Duration Income Fund2

Virtus Newfleet Senior Floating Rate Fund2

Virtus Newfleet Tax-Exempt Bond Fund2

Virtus Rampart Low Volatility Equity Fund2

Virtus Sector Trend Fund1

Virtus Vontobel Emerging Markets Opportunities Fund2

Virtus Vontobel Foreign Opportunities Fund2

Virtus Vontobel Global Opportunities Fund2

Virtus Vontobel Greater European Opportunities Fund2

VIRTUS RETIREMENT TRUST

Virtus DFA 2015 Target Date Retirement Income Fund2

Virtus DFA 2020 Target Date Retirement Income Fund2

Virtus DFA 2025 Target Date Retirement Income Fund2

Virtus DFA 2030 Target Date Retirement Income Fund2

Virtus DFA 2035 Target Date Retirement Income Fund2

Virtus DFA 2040 Target Date Retirement Income Fund2

Virtus DFA 2045 Target Date Retirement Income Fund2

Virtus DFA 2050 Target Date Retirement Income Fund2

Virtus DFA 2055 Target Date Retirement Income Fund2

Virtus DFA 2060 Target Date Retirement Income Fund2

VIRTUS ASSET TRUST

Virtus Ceredex Large-Cap Value Equity Fund3

Virtus Ceredex Mid-Cap Value Equity Fund3

Virtus Ceredex Small-Cap Value Equity Fund3

Virtus Silvant Large-Cap Growth Stock Fund3

Virtus Silvant Small-Cap Growth Stock Fund3

Virtus Zevenbergen Innovative Growth Stock Fund3

Virtus WCM International Equity Fund3

Virtus Conservative Allocation Strategy Fund3

Virtus Growth Allocation Strategy Fund3

Virtus Seix U.S. Mortgage Fund3

Virtus Seix Limited Duration Fund3

Virtus Seix Core Bond Fund3

Virtus Seix Corporate Bond Fund3

Virtus Seix Total Return Bond Fund3

Virtus Seix Short-Term Bond Fund3

Virtus Seix U.S. Government Securities Ultra-Short Bond Fund3

Virtus Seix Ultra-Short Bond Fund3

Virtus Seix Floating Rate High Income Fund3

Virtus Seix High Income Fund3

Virtus Seix High Yield Fund3

Virtus Seix Georgia Tax-Exempt Bond Fund3

Virtus Seix High Grade Municipal Bond Fund3

Virtus Seix Investment Grade Tax-Exempt Bond Fund3

Virtus Seix North Carolina Tax-Exempt Bond Fund3

Virtus Seix Short-Term Municipal Bond Fund3

Virtus Seix Virginia Intermediate Municipal Bond Fund3

VIRTUS VARIABLE INSURANCE TRUST

Virtus Duff & Phelps International Series1

Virtus Duff & Phelps Real Estate Securities Series1

Virtus Equity Trend Series1

Virtus KAR Capital Growth Series1

Virtus KAR Small-Cap Growth Series1

Virtus KAR Small-Cap Value Series1

Virtus Newfleet Multi-Sector Intermediate Bond Series2

Virtus Rampart Enhanced Core Equity Series2

Virtus Strategic Allocation Series1